JPMORGAN MARKET NEUTRAL FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
08/18/04	Google, Inc.

Shares            Price         Amount
2,078		  $85.00	$176,630

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$2.38       N/A 	0.01%	          0.10%

Broker
Morgan Stanley & Co.

Underwriters of Google, Inc.

Underwriters     	             Number of Shares
Morgan Stanley & Co., Inc.		5,296,064
Credit Suisse First Boston LLC		5,296,064
Allen & Company LLC			1,247,444
Citigroup Global Markets Inc.		  840,353
Goldman, Sachs & Co.			1,400,589
J.P. Morgan Securities Inc.		  602,560
Lehman Brothers Inc.			1,205,121
UBS Securities LLC			  529,607
Thomas Weisel Partners LLC		  140,059
WR Hambrecht + Co., LLC			  419,275
Deutsche Bank Securities Inc.		   57,143
Lazard Freres & Co. LLC			   57,143
Ameritrade, Inc.			  148,336
M.R. Beal & Company			   57,143
William Blair & Company L.L.C.		   57,143
Blaylock & Partners, L.P.		  257,766
Cazenove Inc.				   57,143
E*TRADE Securities LLC			  294,243
Epoch Securities, Inc.			  294,243
Fidelity Capital Markets		  221,289
HARRISdirect, LLC			  671,606
Needham & Company, Inc.			   57,143
Piper Jaffray & Co.			   57,143
Samuel A. Ramirez & Co., Inc.		   57,143
Muriel Siebert & Co. Inc.		  111,860
Utendahl Capital Group, L.L.C.		   57,143
Wachovia Capital Markets, LLC		   57,143
Wells Fargo Securities, LLC		   57,143
                                       ------------
Total                                   19,605,052